Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Reports Record Revenues, Profits, and Cash Generated from Operations for the Twelve-Month Period Ended December 31, 2012

•	Total GAAP revenue for 2012 was $267.7 million; pro forma revenue (including ex-US ZEVALIN® and FOLOTYN® for the entire year) was $302 million.

•	GAAP Product revenues were up 41% and net income increased by 95% in 2012.

•	The Company reported GAAP Diluted EPS of $1.46 and Non-GAAP Diluted EPS of $1.42 compared to last year GAAP EPS of $0.84 and non-GAAP of $1.31.

•	FUSILEV® unit volume was higher in the fourth quarter compared to the third quarter and end user sales trends are stable year-to-date.

•	Significant cost synergies have been achieved in a short period following the Allos acquisition. FOLOTYN® shows strong sales growth in the most recent quarter.

•	The Company ended the year with a strong balance sheet with $143 million in cash, cash equivalents and investments after paying $133 million for the Allos acquisition, net of Allos’ cash.

•	The Company expects revenues and operating income to increase in 2013.

HENDERSON, Nev. – February 21, 2013 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, today reported financial results for the three- and twelve-month periods ended December 31, 2012.

“With substantial year-over-year sales growth, 2012 stands out as a transformational year for Spectrum and provides a solid platform for anticipated strong growth in sales and operating income in 2013,” stated Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “FUSILEV® sales volume was up in the fourth quarter in a competitive environment. We also diversified our commercial portfolio through the addition of FOLOTYN® last fall, and FOLOTYN demonstrated robust sales in the most recent quarter. As we enhanced our global footprint and increased our commercial and market penetration, we also expanded our senior commercial team and implemented a new structure to allow our sales force to be even more customer-facing.”

Twelve-Month Period Ended December 31, 2012 (All #s are Approximate)

GAAP Results

Consolidated revenue of $267.7 million for the twelve-month period ending December 31, 2012 was comprised of product sales of $255.0 million and $12.7 million from licensing fees. This represents a 38.7% increase from the $193.0 million in consolidated revenue recorded in the same period of 2011, which was comprised of product sales of $180.7 million and $12.3 million from licensing fees.

Product revenues in 2012 comprised: FUSILEV® sales of $204.3 million, FOLOTYN® sales of $20.4 million (for the 4 months since acquisition), and ZEVALIN® sales of $30.3 million (for the nine months since acquisition). FUSILEV sales volume increased significantly year-over-year, as well as in the fourth quarter compared to the previous quarter. However, 4Q FUSILEV revenues saw a decrease compared to 3Q due to greater gross-to-net adjustments, mostly attributable to an increase in the customer mix that receives government mandated rebates, per 340B regulations.

The Company recorded net income of $94.5 million, or $1.61 per basic and $1.46 per diluted share in the twelve-month period ended December 31, 2012, compared to net income of $48.5 million, or $0.91 per basic and $0.84 per diluted share in 2011. Total research and development expenses were $42.5 million in 2012, as compared to $27.7 million in 2011. Selling, general and administrative expenses were $92.0 million in 2012, which included non-cash charges of $13.0 million, compared to $72.6 million in 2011, which included non-cash charges of $20.6 million.

The Company had cash, cash equivalents and securities of approximately $143 million as of December 31, 2012 which included payments of dividends of $9 million and Allos-related severance benefits of $8 million in the fourth quarter of 2012.

On August 10, 2012, the Board of Directors of the Company authorized the repurchase of up to a total of $100 million of our common stock through the end of August 1, 2013. Under the program the Company has repurchased to date approximately 1.1 million shares of common stock.

There were approximately 60.0 million shares of common stock issued and outstanding as of December 31, 2012.

Non-GAAP Results

The Company recorded non-GAAP net income of $91.9 million, or $1.57 per basic share and $1.42 per diluted share in the twelve-month period ended December 31, 2012, compared to net income of $76.1 million, or $1.43 per basic share and $1.31 per diluted share in the same period in 2011. Non-GAAP research and development expenses were $39.2 million in 2012, as compared to $26.1 million in 2011. Non-GAAP selling, general and administrative expenses were $70.7 million in 2012, as compared to $51.9 million in 2011.

Three-Month Period Ended December 31, 2012 (All #s are Approximate)

GAAP Results

Consolidated revenue of $70.1 million in the three-month period ending December 31, 2012 was comprised of product sales of $66.7 million and $3.4 million from licensing fees. This represents a 32.3% increase from the $53.0 million in consolidated revenue, including product sales of $49.9 million, recorded in the three-month period ending December 31, 2011.

The Company recorded net income of $8.6 million, or $0.15 per basic and $0.13 per diluted share in the three-month period ended December 31, 2012, compared to a net income of $8.3 million, or $0.15 per basic and $0.13 per diluted share in the comparable period in 2011. Total research and development expenses were $13.9 million in the fourth quarter of 2012, as compared to $6.8 million in the same period in 2011. Selling, general and administrative expenses were $27.2 million in the fourth quarter of 2012, compared to $25.3 million in the same period in 2011.

Non-GAAP Results

The Company recorded non-GAAP net income of $17.6 million, or $0.30 per basic share and $0.27 per diluted share in the three-month period ended December 31, 2012, compared to a net income of $16.2 million, or $0.29 per basic and $0.26 per diluted share in the comparable period in 2011. Non-GAAP research and development adjustments were $13.4 million in the fourth quarter of 2012, as compared to $6.4 million in the same period of 2011. Non-GAAP selling, general and administrative adjustments were $22.2 million in the fourth quarter of 2012, as compared to $18.7 million in the same period in 2011.

Conference Call

Thursday, February 21, 2013 @ 1:30 p.m. Eastern/10:30 a.m. Pacific

Domestic:	(877) 837-3910, Conference ID# 94256900

International:	(973) 796-5077, Conference ID# 94256900

On the conference call, management will review the financial results, provide an update on the Company’s business and discuss expectations for the future.

Key Catalysts

FUSILEV® (levoleucovorin) for injection

Continue to gain market share and grow revenue

Initiate additional clinical studies to expand indications

FOLOTYN® (pralatrexate injection)

Continue to grow the market for this recent addition to the Spectrum product portfolio

Explore synergies, including clinical studies for combined treatment with FUSILEV

ZEVALIN® (ibritumomab tiuxetan) injection for intravenous use

Continue progress of Spectrum-sponsored or supported studies, including:

•	Phase 3 ZEST clinical trial in patients with Diffuse Large B-Cell Lymphoma (DLBCL);

•	International SPINOZA (IIS) trial in patients with relapsed DLBCL who receive autologous stem cell transplantation (ASCT), and

•	RoZetta study, a head-to-head evaluation of ZEVALIN consolidation treatment vs. rituximab maintenance in previously untreated patients with follicular non-Hodgkin’s lymphoma.

Robust Pipeline

Plan to file 2 NDAs in the next the 12 months

Plan Phase 2 program for RenaZorb® (an orally available, lanthanum-based nanotechnology compound with potent phosphate-binding properties), based on positive Phase 1 clinical data

Continue Phase 2 study for SPI-2012

Initiate Phase 2 trials for SPI-1620

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs — FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

About FUSILEV® (levoleucovorin) for injection

FUSILEV, a novel folate analog, is approved as a ready-to-use solution (FUSILEV® Injection), and as freeze-dried powder (FUSILEV for Injection). FUSILEV is indicated for use in combination chemotherapy with 5-fluorouracil in the palliative treatment of patients with advanced metastatic colorectal cancer. FUSILEV is also indicated for rescue after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV, under various trade names, is marketed outside the United States by Pfizer, Sanofi-Aventis, and Takeda.

Important FUSILEV® (levoleucovorin) Safety Considerations

FUSILEV is dosed at one-half the usual dose of racemic d,l-leucovorin. FUSILEV is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV as rescue after high dose methotrexate therapy. The most common adverse reactions ( > 50%) in patients with advanced colorectal cancer receiving FUSILEV in combination with 5-fluorouracil were diarrhea, nausea and stomatitis. FUSILEV may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.

Full prescribing information can be found at www.FUSILEV.com.

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act. Please see full Prescribing Information for FOLOTYN at www.FOLOTYN.com.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN® Full Prescribing Information at www.FOLOTYN.com.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use, is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, and ZEVALIN® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2013 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

Source: Spectrum Pharmaceuticals, Inc.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2012	2011	2012	2011
Revenues:
Product sales, net	$66,710	$49,904	$254,992	$180,663
License and contract revenue	3,394	3,075	12,715	12,300

Total revenues	$70,104	$52,979	$267,707	$192,963

Operating costs and expenses:
Cost of product sales (excludes amortization of purchased intangible assets)	15,231	10,283	46,633	33,838
Selling, general and administrative	27,242	25,292	91,965	72,553
Research and development	13,887	6,816	42,544	27,720
Amortization of purchased intangibles	2,341	930	6,741	3,720

Total operating costs and expenses	58,701	43,321	187,883	137,831

Income from operations	11,403	9,658	79,824	55,132
Change in fair value of common stock warrant liability	—	—	—	(3,488)
Other income (expense), net	232	27	(844)	577

Income before provision for income taxes	11,635	9,685	78,980	52,221
Benefit (provision) for income taxes	(3,014)	(1,404)	15,565	(3,704)

Net income	$8,621	$8,281	$94,545	$48,517

Net income per share:
Basic	$0.15	$0.15	$1.61	$0.91

Diluted	$0.13	$0.13	$1.46	$0.84

Weighted average shares outstanding:
Basic	58,628,963	56,916,064	58,588,916	53,272,767

Diluted	64,020,783	63,313,226	64,637,256	57,959,714

SUMMARY CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012 (unaudited)	December 31, 2011
Cash, cash equivalents	$139,698	$121,202
Marketable securities	3,310	40,060
Accounts receivable, net	92,169	51,703
Inventories, net	14,478	10,762
Prepaid expenses and other current assets	2,745	2,074
Deferred tax asset	12,473	—

Total current assets	264,873	225,801
Investments	—	9,283
Property and equipment, net	2,548	2,681
Intangible assets, net	202,311	41,654
Goodwill	28,973	—
Other assets	7,569	1,361

Total Assets	$506,274	$280,780

Current liabilities	$128,397	$78,537
Deferred revenue and other credits – less current portion	2,937	14,029
Deferred development costs – less current portion	11,377	—
Deferred payment contingency	2,287	—
Other long-term liabilities	1,430	307
Revolving line of credit	75,000	—

Total liabilities	221,428	92,873
Total stockholders’ equity	284,846	187,907

Total liabilities and stockholders’ equity	$506,274	$280,780

Non-GAAP Financial Measures

In this press release, Spectrum reports certain historical and expected non-GAAP results. Non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measure in the tables of this press release and the accompanying footnotes. The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Adjustments

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
GAAP cost of product sales	15,231	10,283	46,633	33,838
Non GAAP adjustments to cost of product sales:
Zevalin tech transfer	3,826	—	3,826	—

Total adjustments to cost of product sales	3,826	—	3,826	—
Non-GAAP cost of product sales	11,405	10,283	42,807	33,838

GAAP selling, general and administrative expenses	27,242	25,292	91,965	72,553
Non GAAP adjustments to G&A:
Reduction in staff	51	—	1,925	—
Stock-based compensation	4,932	6,572	13,041	20,609
Allos tender offer and Bayer agreement for licensing rights to market ZEVALIN outside the U.S.	108	—	6,333	—

Total adjustments to G&A	5,091	6,572	21,299	20,609
Non-GAAP selling, general and administrative	22,151	18,720	70,666	51,944

GAAP research and development	13,887	6,816	42,544	27,720
Non-GAAP adjustments to R&D:
Stock-based compensation	527	449	1,843	1,628
Reduction in staff	(28)	—	519	—
One-time payment for co-development agreement	—	—	1,000	—

Total adjustments to R&D	499	449	3,362	1,628
Non-GAAP research and development	13,388	6,367	39,182	26,092

GAAP amortization of purchased intangibles	2,341	930	6,741	3,720
Non-GAAP adjustments to purchased intangibles:
Amortization	2,341	930	6,741	3,720

Total adjustments to amortization of purchased intangibles	2,341	930	6,741	3,720
Non-GAAP amortization of purchased intangibles	—	—	—	—

GAAP change in fair value of common stock warrant liability	—	—	—	(3,488)
Non-GAAP adjustments to change in fair value of common stock warrant liability:
Change in fair value of common stock warrant liability	—	—	—	(3,488)

Non-GAAP change in fair value of common stock warrant liability	—	—	—	—

GAAP income before income taxes	11,635	9,685	78,980	52,221
Total non-GAAP adjustments	11,757	7,951	35,228	29,445

Non-GAAP income before income taxes	23,392	17,636	114,208	81,666

GAAP (provision)/benefit for income taxes	(3,014)	(1,404)	15,565	(3,704)
Adjustment to (provision)/benefit for income taxes	(2,794)	—	(37,851)	(1,896)

Non-GAAP (provision)/benefit for income taxes	(5,808)	(1,404)	(22,286)	(5,600)

GAAP net income	8,621	8,281	94,545	48,517
Non-GAAP adjustments	8,963	7,951	(2,623)	27,549

Non-GAAP net income	17,584	16,232	91,922	76,066

Non-GAAP income per share:
Basic	0.30	0.29	1.57	1.43

Diluted	0.27	0.26	1.42	1.31

Weighted average shares outstanding:
Basic	58,628,963	56,916,064	58,588,916	53,272,767

Diluted	64,020,783	63,313,226	64,637,256	57,959,714